EXHIBIT 10.99
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.
AMENDMENT NO. 2 TO
LICENSE, DEVELOPMENT AND COOPERATION AGREEMENT
     This Amendment No. 2 (“Amendment No. 2”) is entered into effective as of April 28, 2009 (the “Amendment Effective Date”), pursuant to and amending that certain License, Development and Cooperation Agreement (the “Agreement”) between Gen-Probe Incorporated, a Delaware corporation (“Gen-Probe”) and DiagnoCure, Inc., a company organized under the laws of the Province of Quebec, Canada (“DiagnoCure”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
Recitals
     A. The parties entered into the Agreement as of November 19, 2003 pursuant to which, among other things, the parties described their respective rights and obligations with respect to the development, manufacture, marketing and distribution of Licensed Products for the detection and measurement of PCA3 as a marker for prostate cancer. The Agreement was previously amended on May 24, 2006 (“Amendment No. 1”).
     B. Pursuant to the Agreement, Gen-Probe has commenced development of an in vitro diagnostic test kit for the detection and measurement of PCA3 as a marker for prostate cancer.
     C. The parties desire to clarify and/or modify certain aspects of their relationship pursuant to the Agreement, in the manner set forth in this Amendment No. 2.
Agreement
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Amendment No. 2, the parties hereby agree to amend the Agreement as follows:
     1. Unless otherwise stated herein, all capitalized terms shall have the meaning set forth in the Agreement.
     2. Section 1.31 of the Agreement shall be deleted and replaced in its entirety by the following:
     1.31 “Net Sales” shall mean the aggregate amount of revenue in U.S. Dollars (converted as necessary for sales made in a currency other than U.S. Dollars into U.S. Dollars at the applicable Exchange Rate) realized by Gen-Probe or its Affiliates or its or their respective sublicensees or distributors from End Users for any Licensed Product sold or otherwise disposed of, or Licensed Methods practiced, for consideration less only the allowable deductions set forth in subsections (a) through (c) below (and Gen-Probe shall ensure that all sales and other dispositions of the Licensed Products in any country shall be by Gen-Probe or its Affiliates or its or their respective sublicensees or distributors directly to End Users); provided, however, in any country of the world that is not a Major Country (as defined below in this Section) where it is not commercially feasible for Gen-Probe to have a direct sales force or a sublicensee and where Gen-Probe has a contract with a distributor for the sale of Licensed Product in such non-Major Country as specified in such contract (such distributor, an “Authorized Distributor,” such country, a “Distributor Country” and such contract, a “Distributor Contract”), “Net Sales” shall mean the aggregate amount of revenue in U.S. Dollars (converted as necessary for sales made in a currency other than U.S. Dollars into U.S. Dollars at the applicable Exchange Rate) realized by Gen-Probe or its Affiliates for any Licensed Product sold or otherwise disposed of, or any Licensed Methods practiced, in such Distributor Country (less only the allowable deductions set forth in subsections (a) through (c) below), and shall not mean revenue based upon End User pricing for such Licensed Product (unless such Licensed Product was not sold or otherwise disposed of by the Authorized Distributor for such Distributor Country under the applicable Distributor Contract, in which event, this proviso shall not apply and the sale or other disposition of such Licensed Product in such Distributor Country shall be treated in the same manner as it would be treated in any country that is not a Distributor Country and mean revenue based upon End User pricing). For purposes of this Section, “Major Country” shall mean (i) [...***...], and/or (ii) [...***...] (A) in which any Licensed Product is sold or otherwise disposed of, or any Licensed Methods are practiced, by or though Gen-Probe or any of its Affiliates, or any of its or their respective sublicensees or distributors and which sublicensee or distributor (or any of their respective Affiliates) has its primary place of business in [...***...], and/or (B) from which any Licensed Product is distributed, sold or otherwise disposed of by Gen-Probe or any of its Affiliates or any of its or their respective sublicensees or distributors into [...***...].
For any Licensed Product sold or otherwise disposed of, or Licensed Methods practiced, for consideration other than cash, the revenue from each such Licensed Product shall be deemed to be the average price charged for identical or similar (after reasonable adjustments) Licensed Products sold or Licensed Methods practiced by Gen-Probe or its Affiliates during the same royalty period in “arms-length” transactions.
The following deductions shall be permitted to the extent customary and actually taken and allowed in the applicable country, and, in each case, as determined and allocated in accordance with U.S. generally accepted accounting principles, consistently applied (GAAP) (and, in each case, solely to the extent such deduction is directly related to a sale of a Licensed Product in the applicable country where such sale was made):
          (a) customary credits and allowances granted by Gen-Probe and its Affiliates (if any) for such Licensed Products on account of refunds, price

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reductions, price discounts or rebates, whether arising out of recalls, rejections, returns or otherwise relating to Licensed Products sold during or prior to such royalty period (and for which royalties were previously paid to DiagnoCure hereunder);
          (b) excise taxes, sales taxes, value added taxes, consumption taxes, customs duties and other taxes or duties (excluding income taxes or franchise taxes) imposed with respect to such Licensed Products; and
          (c) transportation charges (including packing, insurance, and freight costs) actually incurred by Gen-Probe or its Affiliate in connection with the sales of such Licensed Products.
     3. A new Section 3.2.5 shall be added to the Agreement as follows:
          3.2.5 Gen-Probe shall supply Gen-Probe’s current TMA PCA3 ASR product to DiagnoCure until the date on which the FDA approves a Gen-Probe in vitro diagnostic test for PCA3. Gen-Probe shall supply the current TMA PCA3 ASR product to DiagnoCure on commercial terms [...***...]. Gen-Probe hereby grants DiagnoCure an option to a sublicense to develop, make, have made, use, sell, offer for sale and import Licensed Products intended for use as laboratory developed tests within DiagnoCure’s or its Affiliate’s laboratories in the United States. Such option to a sublicense shall only be exercisable by DiagnoCure if [...***...] and, as a result, [...***...] (in which event, upon exercise of the option by DiagnoCure upon written notice to Gen-Probe, DiagnoCure would have the right under the sublicense to develop and commercialize the laboratory developed test and Gen-Probe would use its best efforts to promptly grant such sublicense to DiagnoCure). The parties acknowledge that, unless otherwise agreed by the parties, such option shall not include the right for DiagnoCure to sell Licensed Products in the United States to Third Parties for use in laboratories other than those laboratories owned by DiagnoCure and/or its Affiliates.
     4. A new Section 4.1.6 shall be added to the Agreement as follows:
          4.1.6 Gen-Probe shall pay DiagnoCure Five Hundred Thousand U.S. Dollars (US$500,000) on an annual basis, which payment shall be non-refundable and non-cancelable and due and payable within ten (10) days of the Amendment Effective Date for 2009, and shall be due and payable by [...***...] of each subsequent calendar year. Subject to, and without limiting, Section 10.2.5, Gen-Probe shall continue to pay this annual payment to DiagnoCure (A) until the earlier of (i) two (2) years after Gen-Probe’s filing of an application with the FDA for regulatory approval of a Licensed Product that is a TMA PCA3 assay

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in the United States, (ii) FDA approval of a Licensed Product that is a PCA3 assay in the United States, or (iii) the date on which DiagnoCure obtains co-exclusive rights pursuant to Section 10.2.4; and (B) if applicable, as set forth in Section 10.2.5. Fifty percent (50%) of each such annual payment (e.g., US$250,000) (each, a “Permitted Deduction Amount”) may be deducted by Gen-Probe against future royalties due and payable to DiagnoCure by Gen-Probe pursuant to Section 4.2. Solely during the period that Gen-Probe is deducting the Permitted Deduction Amounts, the royalty payment thresholds shall be as set forth in the table below instead of as set forth in Section 4.2(a). For the avoidance of doubt, upon Gen-Probe’s recoupment of the Permitted Deduction Amounts as set forth herein, the provisions set out in the table below shall no longer have any force or effect and the applicable royalty payment thresholds shall again be those set forth in Section 4.2(a).

Permitted Deduction Amounts	Royalty thresholds	Royalty thresholds for
deductible from future	for 8% annual	16% annual royalties on
royalties	royalties on Net Sales	Net Sales of Licensed
(by way of example)	of Licensed Products	Products
If there is one Permitted Deduction Amount equal to US$250,000	Up to US$53.125 million in cumulative Net Sales	In excess of US$53.125 million in cumulative Net Sales

If there are two Permitted Deduction Amounts, each equal to US$250,000	Up to US$56.25 million in cumulative Net Sales	In excess of US$56.25 million in cumulative Net Sales

If there are three Permitted Deduction Amounts, each equal to US$250,000	Up to US$59.375 million in cumulative Net Sales	In excess of US$59.375 million in cumulative Net Sales
     5. A new Section 4.5 shall be added to the Agreement as follows:
               4.5 Preferred Stock.
          (a) Issuance of Shares. Within fifteen (15) days after the Amendment Effective Date (the “Closing Date”), Gen-Probe shall purchase Four Million Nine Hundred Thousand (4,900,000) shares of DiagnoCure Series A convertible preferred shares of DiagnoCure for an aggregate purchase price of Five Million U.S. Dollars (US$5,000,000) (the “Original Purchase Price”), no par value (the “Series A Preferred”).
          (b) Conversion. Each share of the Series A Preferred shall initially be convertible into one share of DiagnoCure’s common stock (the “Common Shares”). The conversion rate will be subject to adjustment for dilutive issuances as provided below. The Series A Preferred shares may be converted in whole or in part, at Gen-Probe’s option.

          (c) Conversion Price. The conversion price of the Series A Preferred shall be subject to proportional adjustment for stock splits, stock dividends and the like.
          (d) Protective Provisions. For so long as any shares of Series A Preferred remain outstanding, consent of the holders of a majority of the Series A Preferred shall be required for any action (by merger, reclassification or otherwise) that (i) alters or changes the rights, preferences or privileges of the Series A Preferred, or (ii) amends or waives any provision of the Company’s Certificate of Incorporation or Bylaws in a manner adverse to the holders of the Series A Preferred.
          (e) Dividends. The holders of the Series A Preferred shall be entitled to receive non-cumulative dividends in preference to any dividend on the Common Shares at the rate of six percent (6%) of the sum of the Original Purchase Price plus any declared but unpaid dividends, when, as and if declared by DiagnoCure’s Board of Directors.
          (f) Liquidation Preference. In the event of any liquidation or winding up of DiagnoCure, DiagnoCure shall pay to the holders of the Series A Preferred shares a per share amount equal to the sum of the Original Purchase Price per share then outstanding plus any declared but unpaid dividends (the “Liquidation Preference”). The Liquidation Preference shall be paid to Gen-Probe in preference to any payments to the holders of the Common Shares (and any other preferred shares that may be issued after the Closing Date). DiagnoCure’s Certificate of Incorporation or Certificate of Designation for the Series A Preferred shall provide that in the event of any liquidation or winding up of DiagnoCure, the holders of the Series A Preferred shares shall be entitled to receive at least twenty (20) days prior written notice of such event in order that the holders may elect to receive the Liquidation Preference or, alternatively, convert the Series A Preferred shares into Common Shares prior to or upon such event. A merger, acquisition, sale of voting control or sale or other disposition of substantially all of the assets of DiagnoCure in which the shareholders of DiagnoCure do not own a majority of the outstanding shares of the surviving corporation shall be treated as a liquidation.
          (g) Registered Shares. The Common Shares issued upon conversion of the Series A Preferred shares will be freely tradable upon issuance. In the event any applicable law requires registration, DiagnoCure shall use diligent efforts to provide such registration.
          (h) Automatic Conversion. After the twelve (12) month anniversary of the Closing Date, if DiagnoCure’s Common Shares trade at CAD $2.50 or more per share for a minimum consecutive trading period of thirty (30) days (the “Minimum Trading Period”), then DiagnoCure shall have the right to require a conversion of the Series A Preferred shares into Common Shares at the then applicable Conversion Rate, upon delivery of a written notice to Gen-Probe at least five (5) business days prior to the intended consummation date of such conversion.

          (i) Redemption Right. Prior to receipt by DiagnoCure of a notice from Gen-Probe (or a subsequent holder of the Series A Preferred shares) that Gen-Probe (or such subsequent holder) has exercised its right of conversion, DiagnoCure shall have the right to redeem any or all of the then-outstanding Series A Preferred shares, by paying to the holder the greater of (i) the Original Purchase Price of such shares plus interest at six percent (6%) per annum from the date of issue, or (ii) the fair market value of the Common Shares that would be issued upon immediate conversion.
          (j) Share Purchase Agreement. The investment shall be made pursuant to a Share Purchase Agreement governed by Quebec law and which is reasonably acceptable to DiagnoCure and Gen-Probe and which shall contain, among other things, appropriate representations and warranties of DiagnoCure, reflecting the provisions set forth in this Section 4.5 summary of terms and appropriate closing conditions, including an opinion of counsel for DiagnoCure under Quebec law.
     6. A new Section 4.6 shall be added to the Agreement as follows:
     4.6 Security Interest. In consideration of Gen-Probe entering into and continuing its performance under this Agreement and agreeing to purchase the Series A Preferred shares, DiagnoCure shall enter into a movable hypothec agreement (the “Movable Hypothec Agreement”) pursuant to the laws of the Province of Quebec, substantially in the form attached hereto as Schedule 4, and an intellectual property security agreement (the “Intellectual Property Security Agreement”), substantially in the form attached hereto as Schedule 5, to provide Gen-Probe with a first ranking movable hypothec and security interest, respectively, in all of DiagnoCure’s right, title and interest in the Collateral (as defined in the Movable Hypothec Agreement) to secure the payment of the Liquidation Preference pursuant to Section 4.5(f) of this Agreement, subject to and as set forth in the Movable Hypothec Agreement and the Intellectual Property Security Agreement. DiagnoCure shall file or cause to be filed such Movable Hypothec Agreement, Intellectual Property Security Agreement, financing statements and/or other appropriate documents, with the appropriate filing offices in the United States and Canada, including the Register of Personal and Movable Real Rights (Quebec), the Canadian Intellectual Property Office, the United States Patent and Trademark Office, and the District of Columbia Recorder of Deeds, as applicable, in order to register or record such movable hypothec and security interest promptly after the execution of, and as set forth in, such Movable Hypothec Agreement and Intellectual Property Security Agreement, respectively. In the event DiagnoCure fails to do so, and to the extent necessary, DiagnoCure appoints Gen-Probe its attorney in fact to make such filings and authorizes Gen-Probe to make such filings. The Collateral shall at all times be free and clear of all hypothecs, pledges, assignments, security interests and other liens or similar types of encumbrances save and except for security created pursuant to the Movable Hypothec Agreement and the Intellectual Property Security Agreement. The hypothecary rights and other remedies Gen-Probe may have as secured creditor against the Collateral pursuant to the Movable Hypothec Agreement and the Intellectual Property Security Agreement or under applicable laws, shall become enforceable only upon the occurrence of an Event of Default (as defined in the Movable Hypothec Agreement).
The movable hypothec and security interest granted in the Collateral by the Movable Hypothec Agreement and the Intellectual Property Security Agreement shall automatically and immediately terminate, and Gen-Probe shall sign such documents and take such actions as may be reasonably requested by DiagnoCure to evidence, implement, effect and record the termination and release of the movable hypothec and security interest, (i) upon DiagnoCure obtaining a co-exclusive license right under Sections 10.2.4 or 10.2.5, or (ii) upon Gen-Probe having received, in consideration for the sale, transfer or other disposition of any Series A Preferred shares or Common Shares acquired hereunder, at least [...***...] of the sum of the Original Purchase Price plus any declared but unpaid dividends (including, without limitation, pursuant to DiagnoCure’s exercise of its redemption rights pursuant to Section 4.5(i) or through a sale to any other person or entity), or (iii) if Gen-Probe receives, in consideration for the sale, transfer or other disposition of any Series A Preferred shares or Common Shares acquired hereunder, an amount that is less than [...***...] of the sum of the Original Purchase Price plus any declared but unpaid dividends (the “Actual Amount”), upon DiagnoCure’s payment to Gen-Probe of (A) if such sale, transfer or other disposition was to a Third Party pursuant to an “arms-length” transaction, an amount equal to the difference between (x) the Actual Amount received by Gen-Probe in consideration for such sale, transfer or other disposition of such Series A Preferred shares or Common Shares acquired hereunder, and (y) [...***...] of the sum of the Original Purchase Price plus any declared but unpaid dividends, or (B) if such sale, transfer or other disposition was not to a Third Party pursuant to an “arms-length” transaction, an amount equal to the difference between (x) the amount Gen-Probe would have received in consideration for such sale, transfer or other disposition of such Series A Preferred shares or Common Shares acquired hereunder to a Third Party pursuant to an “arms-length” transaction, and (y) [...***...] of the sum of the Original Purchase Price plus any declared but unpaid dividends.
Upon request by Gen-Probe, DiagnoCure shall use its reasonable commercial efforts to obtain consent to DiagnoCure’s execution of the Movable Hypothec Agreement and the Intellectual Property Security Agreement by the licensors of the Patent Licenses included within the Collateral; provided that the parties acknowledge and agree that DiagnoCure may not be able to obtain such consent(s) from such licensors.
     7. Section 6.1.1 of the Agreement shall be amended to add the following sentence immediately after the first sentence of Section 6.1.1:

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At least one of the three representatives of each party shall be the Chief Financial Officer of such party or such person’s designee.
     8. A new Section 6.1.2 shall be added to the Agreement, providing as follows:
          6.1.2 Each quarterly meeting of the Marketing and Clinical Trial Subcommittee of the Joint Advisory Committee shall include a presentation by Gen-Probe of current information regarding: (i) Gen-Probe’s strategy concerning [...***...]; and (ii) Gen-Probe’s current research and development activities concerning [...***...].
     9. Section 10.2 of the Agreement shall be deleted and replaced in its entirety by the following:
     10.2 Gen-Probe Diligence Obligations. Gen-Probe shall, at its own cost, comply with each of the following:
          10.2.1 Gen-Probe shall use its commercially reasonable efforts to obtain FDA approval of the Licensed Product that is the current end-point TMA assay for PCA3 and prostate specific antigen (PSA) (and Gen-Probe shall create a commercially reasonable development plan therefor and shall provide at least quarterly updates to DiagnoCure with respect thereto (and as may be reasonably requested by DiagnoCure from time to time));
          10.2.2 Gen-Probe shall use its commercially reasonable efforts to obtain FDA approval of a Licensed Product that is the real-time TMA PCA3 assay which shall run on the Panther instrument (and Gen-Probe shall create a commercially reasonable development plan therefor and shall provide at least quarterly updates to DiagnoCure with respect thereto (and as may be reasonably requested by DiagnoCure from time to time)); and
          10.2.3 In any event, Gen-Probe shall file an application with the FDA for regulatory approval of a Licensed Product that is a TMA PCA3 assay in the United States by [...***...] (the “Milestone Date”).
          10.2.4 If Gen-Probe (A) fails to comply with its obligations under Sections 10.2.1 through 10.2.3, or (B) fails to notify DiagnoCure of its election pursuant to Section 10.2.5 within the time period specified therein, or (C) fails to pay DiagnoCure the minimum annual payments of Five Hundred Thousand U.S. Dollars (US$500,000) as set forth in Section 4.1.6 and/or Section 10.2.5 (and fails to cure any such failure within [...***...] after receipt of written notice thereof from DiagnoCure) (notwithstanding anything contained herein, the foregoing shall be in addition to, and shall not limit, DiagnoCure’s rights and

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remedies under this Agreement for any late payment), or (D) elects pursuant to Section 10.2.5 for DiagnoCure to obtain a co-exclusive license in the United States, then, as DiagnoCure’s sole remedy, Gen-Probe’s license under this Agreement shall automatically and immediately convert to a co-exclusive (with DiagnoCure) license in the United States. DiagnoCure shall not have the right to grant a sublicense to any Third Party under such co-exclusive sublicense (but may grant a sublicense to an Affiliate that is directly or indirectly wholly owned by DiagnoCure) nor to serve as a foundry for a Third Party (i.e., manufacture products in bulk on an OEM basis for sale by the Third Party under the trademarks of the Third Party). Without Gen-Probe’s prior written consent (such consent not to be unreasonably withheld or delayed), DiagnoCure shall not have the right to assign its license (other than in connection with an assignment of this Agreement as permitted under Section 17.3).
          10.2.5 If Gen-Probe has not obtained FDA approval of a Licensed Product that is a TMA PCA3 assay in the United States by [...***...], then Gen-Probe shall, within [...***...], elect one of the following and so notify DiagnoCure in writing of its election: (A) to continue the minimum annual payments of Five Hundred Thousand U.S. Dollars (US$500,000) (which Gen-Probe shall pay to DiagnoCure in the same manner as set out in Section 4.1.6 (i.e., on an annual basis, by [...***...] of each calendar year) until the earlier of the date on which (i) FDA approval of a Licensed Product that is a PCA3 assay in the United States, or (ii) the DiagnoCure Patent Rights have fully expired in the United States; or (B) that DiagnoCure shall obtain a co-exclusive license in the United States on the terms set forth in Section 10.2.4.
     10. Section 17.3 of the Agreement shall be deleted and replaced in its entirety by the following:
     17.3 Assignment. Neither party shall assign its rights or obligations under this Agreement, and DiagnoCure shall not transfer or assign the DiagnoCure Patent Rights, without the prior written consent of the other party; provided, however, that (A) DiagnoCure may, without the consent of Gen-Probe, assign this Agreement and its rights and obligations hereunder, and/or any of the DiagnoCure Patent Rights, to any Affiliate that is directly or indirectly wholly owned by DiagnoCure, and/or (B) either party may, without such consent, assign this Agreement and its rights and obligations hereunder, and DiagnoCure may transfer or assign the DiagnoCure Patent Rights, in connection with the transfer or sale of all or substantially all of its business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.
     11. The Agreement is hereby amended to add a Schedule 4 to the Agreement, which is attached hereto as Exhibit A.

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     12. The Agreement is hereby amended to add a Schedule 5 to the Agreement, which is attached hereto as Exhibit B.
     13. For the avoidance of doubt, Paragraphs 8 through 10 of Amendment No. 1 shall have no further force or effect and are superseded by this Amendment No. 2.
     14. Except as is expressly set forth in this Amendment No. 2, all other terms and conditions of the Agreement shall continue in full force and effect.
     15. This Amendment No. 2 may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.
* * * * *

     IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be executed and the persons signing below warrant that they are duly authorized to sign for and on behalf of the respective parties.

GEN-PROBE INCORPORATED			DIAGNOCURE, INC.

By:	/s/ Henry L. Nordhoff		By:	/s/ Jean-Francois Bureau

	Name:	Henry L. Nordhoff		Name:	Jean-Francois Bureau
	Title:	Chief Executive Officer		Title:	Senior Vice President & Chief Financial Officer

EXHIBIT A to Amendment No. 2
SCHEDULE 4
Form of Movable Hypothec Agreement
[Intentionally Omitted]

12

SCHEDULE 5
Form of Intellectual Property Security Agreement
[Intentionally Omitted]

13